CCFNB BANCORP, INC. S-8

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 of CCFNB Bancorp, Inc. and subsidiary of our report dated June 29, 2023 relating to the consolidated financial statements, which appear in CCFNB Bancorp, Inc.’s Registration Statement on Form S-4 filed by CCFNB Bancorp, Inc. with the Securities and Exchange Commission on June 29, 2023.

Cranberry Township, Pennsylvania

September 18, 2023

PITTSBURGH, PA	PHILADELPHIA, PA	WHEELING, WV	STEUBENVILLE, OH

2009 Mackenzie Way • Suite 340 Cranberry Township, PA 16066 (724) 934-0344	2100 Renaissance Blvd. • Suite 110 King of Prussia, PA 19406 (610) 278-9800	980 National Road Wheeling, WV 26003 (304) 233-5030	511 N. Fourth Street Steubenville, OH 43952 (304) 233-5030

S.R. Snodgrass, P.C. d/b/a S.R. Snodgrass, A.C. in West Virginia